                                                                     Exhibit 5.2



                         EXECUTIVE EMPLOYMENT AGREEMENT

            This EXECUTIVE AGREEMENT (this "Agreement") is made as of July 1, 2000, by and between Aavid Thermal Technologies, Inc., a Delaware corporation (the "Company"), Fluent Holdings, Inc., a Delaware corporation ("Fluent"), and Aavid Thermalloy, LLC, a Delaware limited liability company ("AT"), and John W. Mitchell ("Executive"). Fluent and AT are subsidiaries of the Company and are individually referred to as a "Subsidiary" and collectively referred to as the "Subsidiaries." Certain other definitions are set forth in Section 9 of this Agreement.

            Executive desires to be employed by the Company and the Subsidiaries, and the Company and the Subsidiaries desire to employ Executive and to be assured of their right to have the benefit of Executive's services on the terms and subject to the conditions set forth in this Agreement. Executive is also purchasing certain shares of stock of the Company's affiliates pursuant to a Coinvest Securities Purchase Agreement dated as of the date of this Agreement and a Vesting Securities Purchase Agreement dated as of the date of this Agreement (the "Securities Purchase Agreements"), and is entering into certain other agreements in connection with such securities purchases. The Company, Subsidiaries and Executive desire to enter into this Agreement (i) setting forth the terms and conditions of Executive's employment with the Company and the Subsidiaries; and (ii) setting forth the obligation of Executive to refrain from competing with the Company and its Affiliates (as defined below) under certain circumstances as provided herein.

            NOW, THEREFORE, the parties hereto agree as follows:

      1. Employment. The Company and each Subsidiary shall employ Executive, and Executive by this Agreement accepts employment with the Company and each Subsidiary, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the "Employment Period").

      2. Position and Duties.

      (a) During the Employment Period, Executive shall serve as the Vice President and General Counsel of the Company and of each Subsidiary.

      (b) Executive shall report to the Chief Executive Officer of the Company and each Subsidiary, and Executive shall devote Executive's best efforts and Executive's full business time and attention (except for permitted vacation periods, periods of illness or other incapacity, reasonable time spent with respect to civic and charitable activities (provided that none of such activities shall interfere with Executive's duties to the Company and the Subsidiaries); and other permitted absences for which senior executive employees of the Company are generally eligible from time to time under the Company's policies) to the business and affairs of the Company, the Subsidiaries and the Company's Affiliates. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner.

      3. Base Salary; Benefits and Bonuses.

      (a) During the Employment Period, Executive's base salary shall be $210,000 per annum, or such higher rate as the Board of the Company may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding.

      (b) In addition to the Base Salary, during the Employment Period, Executive shall be eligible to receive an annual bonus (the "Bonus") determined by the following formula: "% times % times T", where "%" is the percentage of the Company's target EBITDA actually achieved by the Company during a particular fiscal year and "T" is 33 1/3% of Executive's Base Salary during such fiscal year. For purposes of this Agreement, the Company's target EBITDA shall be determined prior to the beginning of each fiscal year by the Company's Board of Directors in good faith, providing Executive with a reasonable opportunity to earn the Bonus; provided that the Company's target EBITDA for 2000 shall be $50.238 million. Any such Bonus, if determined by the Company to be payable, shall be payable within 90 days following the end of each fiscal year (provided that the first fiscal year for which the Bonus will be paid will be the year beginning January 1, 2000) during the Employment Period. Notwithstanding the forgoing, no Bonus shall be due or payable unless the EBITDA actually achieved by the Company during a particular fiscal year is at least 90% of the target EBITDA for such year.

      (c) During the Employment Period, Executive shall be entitled to participate in all of the Company's and each Subsidiary's employee benefit plans and programs for which senior executive employees of the Company and each Subsidiary are generally eligible (without duplication), which shall include, but shall not be limited to, health insurance, dental insurance, life insurance, disability insurance and participation in the Company's 401(k) plan. Executive's right to participate in any employee benefit plans or programs of the Company and each Subsidiary shall be subject to the right of the Company and each Subsidiary to amend, modify or terminate any such plan or program in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs. During the Employment Period, Executive shall be eligible for four weeks per year of paid vacation in accordance with the policies of the Company. The maximum amount of vacation time that Executive shall be permitted to carry over from one year to the next shall be equal to eight weeks.

      (d) The Company or a Subsidiary shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

      4. Term; Termination; Severance.

      (a) The Employment Period shall be for a period of five years from the date hereof; provided that (i) the Employment Period shall terminate prior to such date upon Executive's death or Incapacity; (ii) the Employment Period may be terminated by the Company at any time prior to such date with Cause or without Cause; and (iii) the Employment Period may be terminated by Executive at any time for any reason

(a "Voluntary Termination"). Any termination of the Executive's employment with the Company shall be a "Termination." The date of any termination of Executive's employment with the Company shall be the "Termination Date."

      (b) Upon any Termination, Executive shall be entitled to receive Executive's Base Salary earned through Executive's Termination Date, prorated on a daily basis together with all accrued but unpaid vacation time earned by Executive during the fiscal year in which such Termination occurs. Except as set forth in Section 4(d), Executive shall not be entitled to receive Executive's Base Salary or any bonuses or other benefits from the Company or any Subsidiary for any period after the Termination Date.

      (c) In the event Executive's employment is terminated by the Company with Cause, upon a Voluntary Termination other than for Good Reason or upon Executive's death or Incapacity, the Company and the Subsidiaries shall have no obligation to make any severance or other similar payment to or on behalf of Executive.

      (d) In the event that Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, following such Termination and upon execution by Executive of a general release on employment matters in favor of the Company, each Subsidiary and their Affiliates, in form satisfactory to the Company, releasing any and all claims, including claims for payments (other than those payments due under this Section 4), due to Executive arising under or pursuant to this Agreement against the Company, each Subsidiary and their Affiliates as of the Termination Date, the Company shall pay Executive his annual Base Salary (as in effect on the Termination Date) and provide benefits equivalent to those provided at the Termination Date until the earlier of (i) the two-year anniversary of the Termination Date and (ii) the five-year anniversary of the date of this Agreement. Each severance payment under this Agreement shall be payable in accordance with the Company's normal payroll procedures and cycles and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law. After payment of the severance amounts described in this Section 4(d), the Company and each Subsidiary shall have no obligation to make any further severance or other payment to or on behalf of Executive except as otherwise expressly contemplated by this Agreement. Notwithstanding the foregoing, in the event that Executive shall breach any of Executive's obligations under Sections 5, 6 or 7 of this Agreement, then, in addition to any other rights that the Company or each Subsidiary may have under this Agreement or otherwise, the Company and each Subsidiary shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 4.

      5. Confidential Information. Executive acknowledges that by reason of Executive's duties to and association with the Company, each Subsidiary and their Affiliates, Executive has had and will have access to and has and will become informed of Confidential Information (as defined in Section 9 below) which is a competitive asset of the Company, each Subsidiary and/or their Affiliates. Executive agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use, any Confidential Information, except for use in Executive's regular authorized duties on behalf of the Company, each Subsidiary and their Affiliates (including their predecessors). Executive acknowledges that all documents and other property including or reflecting Confidential Information furnished to Executive by the Company, each Subsidiary or any of their Affiliates or otherwise acquired or developed by the Company, each Subsidiary or any of their Affiliates or Executive or known by Executive shall at all times be the property of the Company, the Subsidiaries and their Affiliates. Executive shall take all necessary and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined in Section 9 below) or the business of the Company, each Subsidiary or any of their Affiliates which Executive may then possess or have under Executive's control.

      6. Inventions and Patents.

      (a) Executive acknowledges that all Work Product (as defined in Section 9 below) is the exclusive property of the Company. Executive by this Agreement assigns all right, title and interest in and to all Work Product to the Company. Any copyrightable works that fall within the Work Product will be deemed "works made for hire" under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law, constitute "works made for hire," Executive by this Agreement assigns to the Company all right, title and interest therein.

      (b) Executive shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect the Company's right, title and interest in such Work Product. Without limiting the generality of the foregoing, Executive agrees to assist the Company, at the Company's expense, to secure the Company's rights in the Work Product in any and all countries, including the execution by Executive or Executive's Affiliates of all applications and all other instruments and documents which the Company shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of Executive's mental or physical incapacity or for any other reason (including Executive's refusal to do so after request therefor is made by the Company) to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company pursuant to paragraph 6(a) above, then Executive by this Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company.

      7. Non-Compete, Non-Solicitation.

      (a) In further consideration of the compensation to be paid to Executive under this Agreement and the securities made available for Executive's purchase under the Securities Purchase Agreements, Executive acknowledges that in the course of Executive's employment with the Company and its Affiliates, he has prior to the date of this Agreement, and will during the Employment Period, become familiar with the Company's and its Affiliates' (and their predecessors') trade secrets, business plans and business strategies and with other Confidential Information concerning the Company and its Affiliates and that Executive's services have been and shall be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Executive agrees that, during the Employment Period and for two (2) years thereafter (such period, the "Noncompete Period"), Executive shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business which is, directly or indirectly, competitive with any business that the Company or its Affiliates engages in or is planning to engage in during the Employment Period, including but not limited to the business of providing thermal management products and solutions for electronic products and developing and marketing computational fluid dynamics software, anywhere in the World. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding securities of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of any such corporation.

      (b) During the Employment Period and for two (2) years thereafter, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any Affiliate at any time during the two year period prior to the termination of the Employment Period,
(iii) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate in order to induce or attempt to induce such Person to cease or reduce doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate (including, without limitation, making any negative statements or communications about the Company, any Subsidiary or their Affiliates) or (iv) directly or indirectly acquire or attempt to acquire any business in the World to which the Company or any of its Affiliates, prior to the Termination Date, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its Affiliates, or has planned, discussed or contemplated making such an acquisition proposal (such business, an "Acquisition Target"), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than the Company or any of its Affiliates.

      8. Enforcement. If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 7, the Period set forth in such Section shall be tolled until such breach or violation has been duly cured.

Executive agrees that the restrictions contained in Section 7 are reasonable and that Executive has received consideration in exchange therefor.

      9. Definitions.

            "Affiliate" of a Person means any other person, entity or investment fund controlling, controlled by or under common control with the Person and, in the case of a Person which is a partnership, any partner of the Person.

            "Board" means the board of directors of the specified Person.

            "Cause" means (i) the commission of a felony or a crime involving moral turpitude, (ii) the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any Subsidiary, any of their Affiliates or any of their respective customers or suppliers, (iii) conduct which brings the Company, any Subsidiary or any of their Affiliates into public disgrace or disrepute in any material respect, (iv) substantial and repeated failure to perform (other than due to Incapacity) duties of the office held by Executive as reasonably directed by any Executive's supervisors or the Board of Directors of the Company or Subsidiary which is not cured within 30 days after notice thereof to Executive, (iv) gross negligence or willful misconduct with respect to the Company or any Subsidiary or any of their Affiliates, or (v) any other material breach of this Agreement or any policy of the Company or any Subsidiary or their Affiliates established by their Boards of Directors, which breach, if curable, is not cured within 30 days after written notice thereof to Executive. A motor vehicle felony will not constitute Cause unless it involves drunk driving.

            "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive's relationship with the Company or any of its Affiliates prior to the date hereof or during the Employment Period and that relates to the business, products, services, financing, research or development of the Company or any of its Affiliates or their respective suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods);
(ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company' or any of its Affiliates' suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and
(v) Acquisition Targets and potential acquisition candidates. Confidential Information shall not include information that Executive can demonstrate: (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (b) was rightfully received by Executive from a third party without a breach of any obligation of confidentiality by such third party; (c) was known to Executive prior to his employment with the Company and its Affiliates and prior to his employment with the Company or any of its Affiliates; or (d) is required to be disclosed pursuant to any applicable law or court order; provided, however, that Executive provides the Company with prior written notice of the requirement for disclosure that details the Confidential Information to be disclosed and cooperates with the Company to preserve the confidentiality of such information to the extent possible.

            "EBITDA" means, with respect to any fiscal year, the Company's EBITDA, as defined in and determined pursuant to the provisions of the indenture entered into by the Company on February 2, 2000 in connection with the Company's 12 3/4% senior subordinated securities due 2007, as such indenture may be amended from time to time.

            "Good Reason" means the occurrence, without Executive's consent, of any of the following: (i) unless corrected within 15 days of written notice by Executive to the Company's and each Subsidiary's Board of Directors of Executive's objection thereto, the assignment to the Executive of any significant duties materially inconsistent with the Executive's status as an officer of the Company and each Subsidiary or a substantial diminution in the nature of the Executive's responsibilities or Executive's status; or (ii) a reduction in the Executive's annual base salary as in effect on the date of this Agreement, except for across-the-board salary reductions similarly affecting all executives.

            "Incapacity" means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive's duties as determined by the Board of the Company in good faith, for a period of 90 consecutive days or a period of 120 days during any 180-day period; provided that any determination of Incapacity shall be made in compliance with the provisions of the Family Medical Leave Act.

            "Person" means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

            "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a "Subsidiary" of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Company.

            "Work Product" means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to the Company's, any Subsidiary's or any of their Affiliates' actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by Executive (whether alone or jointly with others) while employed (both before and after the date hereof) by the Company (or its predecessors, successors or assigns), each Subsidiary (or their predecessors, successors or assigns) and their Affiliates.

      10. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below:

      If to Executive:
                              -------------------------------------

                              -------------------------------------

                              -------------------------------------

      with a copy to:
                              -------------------------------------

                              -------------------------------------

                              -------------------------------------

      If to the Company:      Aavid Thermal Technologies, Inc.
                              One Eagle Square, Suite 509
                              Concord, New Hampshire 03301
                              Attention: Bharatan R. Patel

      with a copy to:         Willis, Stein & Partners II, L.P.
                              227 West Monroe Street, Suite 4300
                              Chicago, IL 60606
                              Attn: Daniel H. Blumenthal

                              and

                              Bartlit Beck Herman Palenchar & Scott
                              1899 Wynkoop Street, Suite 800
                              Denver, Colorado 80202
                              Attn: Thomas R. Stephens

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

      11. General Provisions.

      (a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      (b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, any employment agreement or similar agreement between the Company, any Subsidiary or their Affiliates and Executive, which is by this Agreement terminated).

      (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, Subsidiary and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable. If the Company sells or transfers control of either of the Subsidiaries, the parties acknowledge that (i) Company may assign this Agreement to either Subsidiary, in which case Executive shall cease to serve as an officer of the Company and the other Subsidiary (provided, however, that the assignee Subsidiary shall be responsible for all obligations of the Company and the other Subsidiary, including payment of Salary and Bonus), or (ii) Executive may cease to serve as an officer of the Subsidiary being sold, which shall not be deemed to be a breach of this Agreement (provided that the Company and the remaining Subsidiary shall continue to comply with the provisions of this Agreement applicable to them).

      (E) GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW HAMPSHIRE.

      (f) Arbitration. Except for actions for injunctive relief and actions to enforce the decision of an arbitrator, each of the parties hereto agrees that in the event of any dispute arising between or among the parties arising out of or relating to this Agreement or its breach, such dispute shall be settled by arbitration to be conducted in Concord, New Hampshire in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the "Rules"). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that in any such arbitration that pre-arbitration discovery shall be limited to the greatest extent provided by the Rules, that the award shall be made in writing no more than 30 days following the end of the proceeding, that the arbitration shall not be conducted as a class action, that the arbitration award shall not include factual findings or conclusions of law, and that no punitive damages shall be awarded. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person.

      (g) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

      (h) Survival. The provisions set forth in Sections 5 through 11 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

      (i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

                                     * * * *

            IN WITNESS WHEREOF, the parties hereto have executed this Executive Agreement on the date first written above.

                                    AAVID THERMAL TECHNOLOGIES, INC.


                                    /s/  Bharatan R. Patel
                                    -------------------------------------------
                                    BY:  Bharatan R. Patel

                                    ITS:  Chief Executive Officer and President



                                    AAVID THERMALLOY, LLC


                                    /s/  Bharatan R. Patel
                                    -------------------------------------------
                                    BY:  Bharatan R. Patel

                                    ITS:  Chief Executive Officer and President



                                    FLUENT HOLDINGS, INC.


                                    /s/  Bharatan R. Patel
                                    -------------------------------------------
                                    BY:  Bharatan R. Patel

                                    ITS:  Chief Executive Officer and President



                                    EXECUTIVE:


                                    /s/  John W. Mitchell
                                    -------------------------------------------
                                    John W. Mitchell


45035